Exhibit 99.1

JAYNIE STUDENMUND TO RETIRE FROM EXL BOARD OF DIRECTORS

NEW YORK – March 18, 2025 (GLOBE NEWSWIRE) — ExlService Holdings, Inc. (NASDAQ: EXLS), a global data and AI company, today announced that Jaynie Studenmund has notified EXL’s board of directors that she will not stand for re-election at EXL’s 2025 annual meeting of stockholders and will serve out her current term on the board through June 2025.

“On behalf of EXL and its board of directors, we are grateful for the valuable contributions Jaynie has made to the company,” said Rohit Kapoor, chairman and chief executive officer. “Jaynie’s extensive experience with early adopters of digital technology and business model disruption was extremely valuable as we transformed EXL to a leading data and AI company, growing stockholder value over 350% during her tenure on the board.”

Vikram Pandit, lead director of the board of EXL said, “For seven years, Jaynie’s leadership and guidance as a member of both the Audit and the Compensation and Talent Management Committees, serving as chair of the latter, have greatly benefited the company, and we thank her for her wisdom and dedication. We wish her and her family all the best.”

“It has been a privilege to serve on EXL’s board,” said Studenmund. “I have truly enjoyed being part of an incredible transformation journey over the last seven years. “Today, EXL is winning in the quickly evolving data and AI arena, and I look forward to following its continued success as I refocus my professional activites to the West Coast.”

About ExlService Holdings

EXL (NASDAQ: EXLS) is a global data and artificial intelligence (“AI”) company that offers services and solutions to reinvent client business models, drive better outcomes and unlock growth with speed. EXL harnesses the power of data, AI, and deep industry knowledge to transform businesses, including the world’s leading corporations in industries including insurance, healthcare, banking and financial services, media and retail, among others. EXL was founded in 1999 with the core values of innovation, collaboration, excellence, integrity and respect. We are headquartered in New York and have more than 59,000 employees spanning six continents. For more information, visit www.exlservice.com.